Exhibit 10(z)

FIRST TENNESSEE NATIONAL CORPORATION
DEFERRED COMPENSATION AGREEMENT
(Stock Option Program - for Salary, Annual Bonus and Commissions)

THIS AGREEMENT is made and entered into this _______ day of _____________, 2003, by and between _________________________________________ ("Participant") whose Social Security No. is _____________ and FIRST TENNESSEE NATIONAL CORPORATION (the "Corporation");

WITNESSETH:

     WHEREAS, the Corporation has established a Deferred Compensation Program ("Program") for certain of the employees of the Corporation and its subsidiaries; and

     WHEREAS, Participant has been selected to participate in the Program for the year beginning January 1, 2004 (the "Plan Year"); and

     WHEREAS, under terms of the 2003 Equity Compensation Plan ("Plan") of the Corporation, options may be awarded in lieu of compensation when authorized by the Plan's Committee in accordance with the Plan, and the Committee had acted to authorize such award; and

     WHEREAS, this date it is hereby agreed between Participant and the Corporation to accept an option to purchase Corporation common stock as provided herein in lieu of payment to Participant of any salary, annual bonus or commission, or any specified portion thereof, to be earned by Participant with respect to the Plan Year, as provided in the following paragraphs:

(You may choose Option A, B and, if you receive commissions, Option C. If you choose Option A or B, specify A/B(1) or A/B(2), but not both. Place an "X" next to the option or options selected.) Note: The maximum amount deferrable into the Stock Option Program is an aggregate of $50,000 for the Plan Year. If the choices you select below would aggregate more than $50,000, the Corporation will stop deferring your compensation once the $50,000 amount is reached.

OPTION A (Salary Deferral)

____A(1) Participant agrees to accept and the Corporation agrees to grant an option in lieu of % (not to exceed 75%) of any salary earned with respect to the Plan Year,

or

____A(2) Participant agrees to accept and the Corporation agrees to grant an option in lieu of $ (not to exceed 75% of the amount of salary actually earned) of salary earned with respect to the Plan Year, in either case allocated proportionately over each pay period during the Plan Year.

OPTION B (Annual Bonus Deferral)

____B(1) In the event a bonus award is earned, Participant agrees to accept and the Corporation agrees to grant an option in lieu of % (not to exceed 75%) of any bonus award earned with respect to the Plan Year,

or

____B(2) In the event a bonus award is earned, Participant agrees to accept and the Corporation agrees to grant an option in lieu of $ (not to exceed 75% of the amount of bonus award actually earned) of any bonus award earned with respect to the Plan Year.

OPTION C (Commissions Deferral)

_____C Participant agrees to accept and the Corporation agrees to grant an option in lieu of ____% (not to exceed 75%) of commissions earned with respect to the Plan Year.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the parties as follows:

1.	In the event that salary, annual bonus or commissions, or a specified combination thereof, is earned by Participant with respect to the Plan Year, and an election is made according to this Agreement, then, in lieu of payment of such amount, Participant shall be granted a discounted (deferred compensation) stock option, the terms of which shall be as follows:

a. Eligible compensation shall be up to 75% of any salary, bonus award or commissions paid with respect to the specified Plan Year. All such deferrals are, however, also subject to a maximum aggregate cash deferral limit for the Plan Year of $50,000.
b. The shares with respect to which an option shall be granted are the common stock, $0.625 par value, of First Tennessee National Corporation.

c.      As to salary and commissions, the number of shares subject to option granted shall be equal to the nearest whole number of shares computed by dividing foregone salary, commissions and mortgage production incentives earned since the beginning of the Plan Year or since the first business day in July, as applicable, through the last day of the month prior to the date of grant by fifty (50%) percent of the fair market value of one share of stock on the date of grant. As to bonus, the number of shares subject to option granted shall be equal to the nearest whole number of shares computed by dividing foregone bonus compensation by fifty (50%) percent of the fair market value of one share of stock on the date of grant.

d. The exercise price per share shall be fifty (50%) percent of the fair market value of one share of the Company's common stock on the date of grant.
e. As to salary and commissions earned during the first half of a Plan Year, the grant dates shall be the first business day in July of the Plan Year, and as to salary and commissions earned during the second half of a Play Year, the grant dates shall be the first business day in January of the year following the Plan Year. As to bonus, the grant date shall be the date of the meeting of the Human Resources Committee following the specified Plan Year at which Management Incentive Plan bonuses are determined.
f. All options granted pursuant to these resolutions shall be non-statutory stock option not intended to qualify as an incentive stock option under Section 422A of the Internal Revenue Code of 1986, as amended.
g. The term of the option shall be ten years from the date of grant, with 100% vesting to occur six months after the date of grant. The provisions of the Plan concerning non-transferability, exercise of options, restrictions on options and exercises contained in Section 6 of the Plan, postponements, certificates, taxes, and exercises on termination of employment, retirement, disability, and death shall apply to the option granted pursuant to this Agreement.

h. An option granted pursuant to this Agreement is subject to the applicable terms and provisions of the Plan.

2.	This Agreement is irrevocable.

3.	No dividends, divided equivalents, or other income shall be paid or accrued with respect to any option granted pursuant to this Agreement.

4.	This Agreement shall be effective only with respect to any salary, annual bonus and commissions earned with respect to the Plan Year and for which an election has been made herein and shall not apply to salary or any other commission, incentive award, deferred compensation, benefits under any employee benefit plan maintained by the Corporation, bonus, or other compensation of Participant of any kind.

5.	If Participant terminates employment for any reason prior to the grant of an option, then no option will be granted, and all compensation which would have been covered by the option, net of applicable withholding taxes, will be paid to Participant in cash. The Plan prohibits the exercise of an option after a voluntary termination of employment. If a participant voluntarily terminates employment prior to exercising a vested option (including a deferred compensation option), the option expires. In such an event, all compensation deferred, and any appreciation in the market value of the shares subject to option, will be lost. If a participant voluntarily terminates employment or is involuntarily terminated after a deferred compensation option has been granted but before it vests, the option is forfeited and canceled, and all compensation that would have been covered by the option, net of applicable withholding taxes, will be paid to the participant in cash without interest.

6.	As required by Section 6(E)(v), Participant shall be required to pay to the Company an amount equal to the spread realized in connection with the Participant's exercise of an Option within six months prior to such Participant's termination of employment by resignation in the event that such Participant, within six months following such Participant's termination of employment by resignation, engages directly or indirectly in any activity determined by the Committee, in its sole discretion, to be competitive with any activity of the Company or any of its Subsidiaries.

     IN WITNESS WHEREOF, Participant and the Corporation have caused this Agreement to be executed as of the day and year first above written.

FIRST TENNESSEE NATIONAL
CORPORATION

By:__________________________________	____________________
Senior Vice President, Manager, Compensation	Participant
and Benefits, or other authorized signatory

Risk: If the fair market value of FTNC common stock drops below the exercise price (or below the fair market value on the date of grant) and does not recover before the expiration of the option, all compensation deferred (or some portion thereof) will be lost.

[Following are excerpts from explanatory materials
provided to eligible persons concerning the foregoing Agreement]

2004 Salary and Commission and 2003 Annual Bonus Deferral
Programs Overview

Objective and Eligibility

Opportunity for a select group of highly compensated FTN leaders to defer a portion of compensation into the discounted stock option program ("DSO") or First Tennessee Nonqualified Deferred Compensation Plan ("FTN Deferred Compensation Plan"). Eligible employees may defer their 2004 salary and/or commissions (including production incentives) and their 2003 Annual Bonus paid in 2004 into the DSO or FTN Deferred Compensation Plan. The deferral program allows participants to reduce their federal income tax liability until a future date when the deferral amount is paid or when the option is exercised.

In September, you had the opportunity to make a deferral election into the FTN Deferred Compensation Plan. Due to the rollout of the revised DSO, you now have the opportunity to reallocate a portion of your FTN Deferred Compensation Plan deferral election to the DSO or you may simply elect an additional deferral percentage into the DSO. The overall combined deferral election in the FTN Deferred Compensation Plan and DSO cannot exceed 75 percent of your eligible compensation.

Plan Year

The program is effective Jan. 1 - Dec. 31, 2004 unless otherwise changed. The election to defer is irrevocable during the plan year. Deferral agreements must be received by Oct. 31, 2003. All 2004 agreements apply to salary and commissions otherwise payable to the participant during the period Jan. 1 - Dec. 31, 2004 and Annual Bonuses earned in 2003 paid in 2004.

Deferral Choices

Type of Compensation	Deferral Programs

Salary	Stock Option Program FTN Deferred Compensation Plan

Commissions (including production incentives)	Stock Option Program FTN Deferred Compensation Plan

Annual Bonus Incentive (earned in 2003, paid in 2004)	Stock Option Program FTN Deferred Compensation Plan

Deadline

Signed agreements are due to Compensation Consulting on or before Oct. 31, 2003

Limitations and Considerations

  Stock Option Deferrals are limited to $50,000 per plan year and the overall maximum deferral percentage in the DSO and FTN Deferred Compensation Plan is 75 percent.
  Salary and/or commissions deferred cannot be included in calculating pension benefits and will also reduce the amount considered in calculating FTN 401(k) Savings Plan contributions.

Stock Option Deferral Risk

If the fair market value of FTN common stock drops below the exercise price (or below the fair market value on the date of grant) and does not recover before the expiration of the option, all compensation deferred (or some portion thereof) will be lost.

Deferred Stock Option ("DSO") Program Summary

The employee may elect to receive discounted stock options in lieu of salary and/or commissions (including production incentives).

Exercise Price and Number of Shares

The exercise price per share shall be 50 percent of the fair market value of one share of FTN's common stock on the grant date. The number of shares granted under the stock option program equals total compensation deferred, divided by 50 percent of the fair market value of one share of FTN common stock on the grant date.

Risk

If the fair market value of FTN common stock drops below the exercise price (or below the fair market value on the date of grant) and does not recover before the expiration of the option, all compensation deferred (or some portion thereof) will be lost. (See attached illustration.)

Timing of Grant

Options for salary and commissions payable Jan. 1 - June 30, 2004, will be granted on the first business day of July 2004. Options for salary and commissions payable July 1 – Dec. 31, 2004, will be granted on the first business day of January 2005. Options for Annual Bonus deferrals will be granted on the date of the Human Resources Committee meeting when Management Incentive Plan bonuses are approved, generally after year-end in late February/early March.

Vesting and Term of Options

Options are 100 percent vested six months following the grant date. Options expire 10 years from grant date, subject to the rules below for retirement, disability, and other terminations.

FICA and Federal Withholding

FICA and federal withholding taxes will be collected when the options are exercised.

Rules for retirement, death, disability, and other terminations

If a participant to whom an option has been granted retires, dies or becomes disabled, the option shall terminate five years after employment ends; however, the five year period to exercise cannot exceed the original 10-year term of the option. The plan prohibits the exercise of an option after a voluntary termination of employment. Also, if a participant who is resigning wants to engage in a cashless exercise, the participant must exercise before resigning and also before the close of the stock markets on day of resignation. If the participant is involuntarily terminated, the option shall cancel three months after the effective date of termination. All cashless transactions must be executed no later than 3 p.m. (CST) on the last business day on or prior to the cancellation date. (Note: Cashless transactions are not complete until shares are sold by FTN Brokerage.) If a participant is terminated as a result of an event determined by the plan committee to be a workforce reduction, the participant may have additional time after termination to exercise the option.

If a participant voluntarily terminates employment or is involuntarily terminated after the grant but prior to vesting, the option will be forfeited. However, all deferrals covered by the unvested option, net of applicable withholding taxes, will be returned to the participant in cash without interest. If the participant terminates employment prior to the grant of an option, then no option will be granted, and all compensation which would have been covered by the option, net of applicable withholding taxes, will be paid to participant in cash without interest. A Participant who exercises an option within six months prior to voluntary termination and within six months of termination date engages directly or indirectly in any activity determined by the Committee, in its sole discretion, to be competitive with any activity of the Company or any of its Subsidiaries, the Participant will be required to pay to the Company an amount equal to the spread realized in connection with the Participant's exercise of an option.

The Company retains the right to terminate this program with respect to plan years following the 2004 plan year.

[Description of the share receipt deferral feature]

Deferral of Receipt of Shares

     You must enter into an irrevocable deferral agreement, and at least six months must elapse before you can exercise the option covered by the deferral agreement.

     You must use the "attestation" method of exercising the option. Under the attestation method, you simply attest in writing to the ownership of a sufficient amount of shares to pay all or a portion of the exercise price of the option without actually tendering the shares to us. We will then defer delivery to you of the number of shares that you are exercising the option for, net of the shares you are attesting to pay the exercise price.

     Shares that you attest to must be "mature" shares. Mature shares are (1) shares you purchased on the open market or (2) shares that you acquired directly from us pursuant to an employee benefit plan at least six months prior to the date you exercised the option. In the case of shares that you acquired directly from us, there must not have been any restrictions on your transfer of the shares during that period of at least six months.

     You must be a current employee both at the time you execute the deferral agreement and at the time you exercise the option.

     You must select a deferral period during which your receipt of shares will be deferred. The deferral period may end on any future date that does not exceed the actual date of your retirement (whether normal or early) plus five years.

     The Committee must not have acted prior to your exercise of the option to cancel your ability to defer the receipt of your shares.

     If you have elected to defer, we will not transfer any shares to you at the time you exercise the option. We will establish a deferral account for you, consisting of a subaccount reflecting phantom stock units and a subaccount representing cash equal to the earnings credited to the account. The account will be credited with earnings in the form of dividend equivalents and interest on the dividend equivalents. Your phantom stock subaccount will be credited with phantom stock units, based on the number of shares covered by the deferral election with respect to which you exercise the option, net of the number of shares attested to in payment of the exercise price. Each phantom stock unit will be equal to one share of our common stock. An appropriate adjustment will be made to your phantom stock subaccount at the time of and to reflect any stock splits and stock dividends on shares of our common stock.

     Earnings will be credited to your cash subaccount and accrued on the phantom stock units as follows: on each date on which we pay a dividend on our common stock, an amount equal to such dividend will be credited to your account with respect to each phantom stock unit. Then, as of January lst of each year, an additional amount will be credited to your account to reflect earnings on the dividend equivalents from the time they were credited to the account for the prior plan year. The rate of earnings credited for that year will be the rate disclosed under the caption "Annualized Ten Year Treasury Rate" in the Federal Reserve Statistical Release in January of the year following the year with respect to which earnings are to be credited. The amount will be computed by multiplying the dividend equivalent by the rate by a factor representing the fraction of the year (100% for a January 1st dividend, 75% for an April 1st dividend equivalent, 50% for a July 1st dividend equivalent, and 25% for an October 1st dividend equivalent) remaining after the dividend equivalent was credited to your account. Interest will be compounded as follows: for any cash credited to the account that existed on the first day of the prior plan year (excluding any dividend equivalent that is credited to the account on such day), earnings will be credited in an amount equal to the amount of such cash multiplied by the applicable ten year treasury rate factor. For the portion of the year in which a distribution from the deferral account is made to you, earnings will be credited on any cash credited to the account during such year from the time such cash is credited through the date of distribution at the rate employed for the previous year.

     Payment from your deferral account will be made in a single lump sum, computed as follows: with respect to your phantom stock subaccount, one share of our stock will be paid to you for each phantom stock unit credited to such subaccount. With respect to your cash subaccount, cash in the amount credited to such subaccount will be paid to you.

     Payment from your deferral account will be made to you (or, in the event of your death, the person designated as your beneficiary in your deferral agreement) on the earliest of the following dates: the date you select, the date of a change in control as defined in the Plan, or a date selected by us following your death, disability or termination of employment for a reason other than normal or early retirement. The date selected by us can be no later than the last day of the month following the month in which your death, disability, or termination of employment for a reason other than normal or early retirement occurs.

     You are limited to one deferral agreement per option grant outstanding at any one time.

     Under current Federal income tax laws, no income is recognized by you at the time you exercise the option. At the time a distribution is made from the deferral account, you will recognize as ordinary income an amount equal to the fair market value of the shares plus the cash distributed to you.

     Risk. If you do not exercise the option with respect to which you have entered into a deferral agreement in accordance with the terms of the deferral agreement, the option will be forfeited by you and canceled by us. If the fair market value of our common stock drops below the fair market value on the date of exercise of the option (with respect to which receipt of shares is deferred) and does not recover before the end of the deferral period, a portion of the value of such shares will be lost. Thereafter, the value of such shares may increase or decrease further.